$100,000,000

CREDIT AGREEMENT

BERRY PETROLEUM COMPANY
as Borrower

and

SOCIETE GENERALE
as Administrative Agent

SG AMERICAS SECURITIES, LLC and BNP PARIBAS SECURITIES CORP.
as Co-Lead Arrangers and Joint Book Runners

BNP PARIBAS
as Documentation Agent

and

CERTAIN FINANCIAL INSTITUTIONS
as Lenders

July 30, 2008

Schedules and Exhibits:

Schedule 1	-	Lenders Schedule
Schedule 2	-	Insurance Schedule
Schedule 3	-	Subject Drilling Rigs
Schedule 4	-	Addresses of Lenders for Notices

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Continuation/Conversion Notice
Exhibit D	-	Compliance Certificate
Exhibit E	-	Opinion of Counsel for Restricted Persons
Exhibit F	-	Assignment and Assumption Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of July 30, 2008, by and among BERRY PETROLEUM COMPANY, a Delaware corporation (herein called "Borrower"), SOCIETE GENERALE, individually and as administrative agent (herein called "Administrative Agent"), and the Lenders referred to below.

Borrower, Lenders, and Administrative Agent hereby agree as follows:

ARTICLE I - - Definitions and References

Section 1.1.       Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

"Act" has the meaning given to such term in Section 10.13.

"Adjusted Base Rate" means, for any day, the Base Rate plus the Base Rate Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

"Adjusted EBITDAX" means, for any period, EBITDAX for such period adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the SEC, and (b) to give effect to any acquisition or divestiture made by Borrower or any of its Consolidated subsidiaries during such period as if such transactions had occurred on the first day of such period, regardless of whether the effect is positive or negative.

"Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Eurodollar Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate.  The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin or the Reserve Requirement changes.

"Administrative Agent" means SociEtE GEnErale, as Administrative Agent hereunder, and its successors in such capacity.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Administrative Agent.

"Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

(a)           to vote 10% or more of the Equity Interests in such Person (on a fully diluted basis) having ordinary voting power for the election of directors or similar managing group; or

(b)           to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Aggregate Commitment" means the aggregate amount of the Commitments of the Lenders; provided that in no event shall the Aggregate Commitment exceed the Maximum Credit Amount.

"Agreement" means this Credit Agreement.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of Base Rate Loans and such Lender's Eurodollar Lending Office in the case of Eurodollar Loans.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

"Availability" means on any day during the Commitment Period, the unused portion of the Aggregate Commitment, determined for such day by deducting the Facility Usage from the Aggregate Commitment.

"Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.  As used in this definition, "Prime Rate" means, at any time, the per annum rate of interest most recently announced within Societe Generale at its principal office in New York, New York as its Prime Rate, with the understanding that Societe Generale's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Societe Generale may designate.  Each change in the Prime Rate will be effective on the day the change is announced within Societe Generale.

"Base Rate Loan" means a Loan which does not bear interest at the Adjusted Eurodollar Rate.

"Base Rate Margin" means on any day (a) on or before October 13, 2008, 4.00% per annum, and (b) after October 13, 2008, 4.50% per annum.

"Borrowing" means (a) a borrowing of new Loans of a single Type, and in the case of Eurodollar Loans, with the same Interest Period, pursuant to Section 2.2, or (b) a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

"Borrowing Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

"Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York, New York.  Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

"Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

"Capital Markets Event" means (a) the consummation by Borrower of a public or private offering of any of its Equity Interest or (b) the issuance by Borrower of any high yield public or private notes in any amount.

"Cash Equivalents" means Investments in:

(a)           marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b)           demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least A2 by Moody's or A by S & P;

(c)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)           open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody's or A-1 by S & P; and

(e)           money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" means the occurrence of either of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Borrower's management or their designees to be voted in favor of Persons nominated by Borrower's Board of Directors) of 30% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower) or (b) one-third or more of the directors of Borrower shall consist of Persons not nominated by Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

"Closing Date" means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans to Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as such amount may be modified from time to time pursuant to the terms hereof; provided that no Lender's Commitment shall ever exceed such Lender's Percentage Share of the Aggregate Commitment.

"Commitment Fee Rate" means, on any day, 0.50% per annum.

"Commitment Period" means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder have been terminated or the Notes first become due and payable in full).

"Compliance Certificate" means a compliance certificate in the form of the attached Exhibit D signed by the Chief Financial Officer, Treasurer or Controller of Borrower.

"Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

"Continuation" shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

"Continuation/Conversion Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

"Conversion" shall refer to a conversion pursuant to Section 2.3 or ARTICLE III of one Type of Loan into another Type of Loan.

"Core Acquisitions and Investments" means (i) acquisitions of Mineral Interests and acquisitions of assets used in the producing, drilling, transportation, processing, refining or marketing of petroleum products that are related to Borrower's producing Mineral Interests, and (ii) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Mineral Interests or transporting, processing, refining or marketing petroleum products that are related to Borrower's producing Mineral Interests; provided that with respect to any acquisition or Investment described in this clause (ii), either (A) immediately after making such acquisition or Investment, Borrower shall own at least fifty-one percent (51%) of the Equity Interests of such Person, measured by voting power, or (B) such Person shall not be a publicly traded entity and such acquisition or Investment shall be related to the business and operations of Borrower or one of its Subsidiaries.

"Current Assets" means the sum of the current assets of Borrower and its Consolidated Subsidiaries at such time, plus the Availability at such time, but excluding, for purposes of this definition any non-cash gains for any Hedging Contract resulting from the requirements at such time of SFAS 133 or any replacement accounting standard.

"Current Liabilities" means the current liabilities of Borrower and its Consolidated Subsidiaries at such time, but excluding for purposes of this definition, (i) any non-cash losses or charges on any Hedging Contract resulting from the requirement at such time of SFAS 133 or any replacement accounting standard and (ii) current maturities of the Obligations.

"Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

"Default Rate" means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to three percent (3%) above the Adjusted Base Rate then in effect and (b) with respect to any Eurodollar Loan, the rate per annum equal to three percent (3%) above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

"Disclosure Letter" means the letter of even date with the Agreement from Borrower to the Agent.

"Disclosure Report" means either a notice given by Borrower under Section 6.4 or a certificate given by Borrower's Chief Financial Officer under Section 6.2(b).

"Dividend" means any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), excluding Stock Repurchases.

"Domestic Lending Office" means, (a) with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent and (b) with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"EBITDAX" means, for any period, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a Consolidated basis (1) Net Income during such period, plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) which was deducted in determining such Net Income, plus (3) all income taxes which were deducted in determining such Net Income, plus (4) all depreciation, amortization (including amortization of goodwill and debt issue costs), depletion, accretion and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) which were deducted in determining such Net Income, plus (5) all exploration expenses which were deducted in determining such Net Income, minus (6) all non-cash items of income which were included in determining such Net Income.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person), approved by (i) Administrative Agent and (ii) unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower or any of Borrower's Affiliates or Subsidiaries.

"Engineering Report" means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

"Environmental Laws" means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"Equity Interest" means (i) with respect to any corporation, the capital stock of such corporation, (ii) with respect to any limited liability company, the membership interests in such limited liability company, (iii) with respect to any partnership or joint venture, the partnership or joint venture interests therein, and (iv) with respect to any other legal entity, the ownership interests in such entity.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

"ERISA Affiliate" means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

"ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

"Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

"Eurodollar Loan" means a Loan that bears interest at the Adjusted Eurodollar Rate.

"Eurodollar Margin" means, on any day (a) on or before October 13, 2008, 3.00% per annum, and (b) after October 13, 2008, 3.50% per annum.

"Eurodollar Rate" means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by Societe Generale or one of its Affiliate banks to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

"Event of Default" has the meaning given to such term in Section 8.1.

"Excluded Taxes" means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located; and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 3.7(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.5(a).

"Facility Usage" means, at the time in question, the aggregate principal amount of outstanding Loans.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

"Fee Letter" means that certain Fee Letter dated July 15, 2008, between Administrative Agent, SG Americas Securities, LLC, BNP Paribas, BNP Paribas Securities Corp., and Borrower.

"Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

"Fiscal Year" means a twelve-month period ending on December 31 of any year.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Four-Quarter Period" means any period of four consecutive Fiscal Quarters.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the audited Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries shall be prepared in accordance with such change, which change shall be disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Lenders pursuant to Section 6.2(a); provided that, unless the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article VII are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means any Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

"Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

"Hedging Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Highest Lawful Rate" means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.  All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

"Indebtedness" of any Person means Liabilities in any of the following categories (without duplication):

(a)           Liabilities for borrowed money,

(b)           Liabilities constituting an obligation to pay the deferred purchase price of property or services,

(c)           Liabilities evidenced by a bond, debenture, note or similar instrument,

(d)           Liabilities which (i) would under GAAP be shown on such Person's balance sheet as a liability, and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations),

(e)           Liabilities arising under Hedging Contracts,

(f)            Liabilities constituting principal under leases capitalized in accordance with GAAP,

(g)           Liabilities arising under conditional sales or other title retention agreements,

(h)           Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

(i)            Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property,

(j)            Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k)           Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment),

(l)             Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or

(m)           Liabilities with respect to bankers acceptances,

provided, however, that the "Indebtedness" of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business which are paid as required by Section 6.7.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Independent Engineers" means an independent petroleum engineering firm chosen by Borrower and acceptable to Administrative Agent.

"Initial Engineering Report" means the engineering reports concerning Mineral Interests of Restricted Persons prepared by Degolyer and MacNaughton as of January 1, 2008 and Ryder Scott Company as of February 1, 2008.

"Initial Financial Statements" means the audited annual financial statements of Borrower dated as of December 31, 2007 and the quarterly unaudited financial statements of Borrower dated as of March 31, 2008.

"Insolvent" means with respect to any Person, that such Person (a) is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the "Bankruptcy Code"), and with all terms used in this Section that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), or (b) the sum of such Person's debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person's assets, at a fair valuation, and (c) such Person's capital is unreasonably small for the business in which such Person is engaged and intends to be engaged.  Such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts which will be beyond its ability to pay as such debts mature.  In determining whether a Person is "Insolvent" all rights of contribution of each Restricted Party against other Restricted Parties under the Guaranty, at law, in equity or otherwise shall be taken into account.

"Insurance Schedule" means Schedule 2 attached hereto.

"Interest Payment Date" means (a) with respect to each Base Rate Loan, the last day of each Fiscal Quarter and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six months in length, each date specified by Administrative Agent which is approximately three months after such Interest Period begins.

"Interest Period" means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three, or six months thereafter, as Borrower may elect in such notice; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

"Investment" means any investment, made directly or indirectly, in any Person or any property, whether by purchase, acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

"Law" means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

"Lender Parties" means Administrative Agent and all Lenders.

"Lenders" means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Societe Generale in its capacity as a Lender hereunder rather than as Administrative Agent, and the successors of each such party as holder of a Note.

"Lenders Schedule" means Schedule 1 hereto.

"Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

"Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

"Loan" means an extension of credit by a Lender to Borrower under Article II as part of a Borrowing and refers to a Base Rate Loan or a Eurodollar Loan.

"Loan Documents" means this Agreement, the Notes, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

"Majority Lenders" means two or more Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%).

"Material Adverse Change" means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower's Consolidated financial condition, (b) Borrower's Consolidated operations, properties or prospects, considered as a whole, (c) Borrower's ability to timely pay the Obligations, (d) the enforceability of the material terms of any Loan Documents, or (e) the rights and remedies of Administrative Agent or Lenders under the Loan Documents.

"Material Subsidiary" means a Subsidiary of Borrower that (a) owns assets representing five percent (5%) of the market value of Borrower's Consolidated assets or (b) has EBITDAX for the Four-Quarter Period most recently ended that equals or exceeds five percent (5%) of Borrower's Consolidated EBITDAX for such period.

"Maturity Date" means the earlier of (a) December 31, 2008 and (b) the date of the occurrence of any Capital Markets Event.

"Maximum Credit Amount" means $100,000,000.

"Mineral Interests" means rights, estates, titles, and interests in and to oil, gas, sulfur, or other mineral leases and any mineral interests, royalty and overriding royalty interest, production payment, net profits interests, mineral fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

"Moody's" means Moody's Investors Service, Inc. or its successor.

"Net Income" means, for any period, the net income (or loss) of Borrower and its properly consolidated Subsidiaries for such period, calculated on a consolidated basis.

"Net Worth" of any Person means, as of any date, the remainder of all Consolidated assets of such Person minus such Person's Consolidated liabilities, each as determined by GAAP, but excluding, for purposes of this definition any assets and liabilities for any Hedging Contract resulting from the requirements of SFAS 133 at such time.

"Non-Core Acquisitions and Investments" means acquisitions and Investments that are not Core Acquisitions and Investments.

"Note" has the meaning given to such term in Section 2.1.

"Obligations" means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents.  "Obligation" means any part of the Obligations.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to such term in clause (d) of Section 10.5.

"Percentage Share" means, with respect to any Lender, the percentage set forth below such Lender's name on Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as such amount may be modified from time to time pursuant to the terms hereof.  Notwithstanding the foregoing, if the Commitments of the Lenders have been terminated or have expired, "Percentage Share" shall mean with respect to any Lender, the percentage obtained by dividing (i) the unpaid principal balance of such Lender's Loans at the time in question by (ii) the aggregate unpaid principal balance of all Loans at such time.

"Permitted Investments" means (a) Cash Equivalents, (b) property of the Restricted Persons used in the ordinary course of business of the Restricted Persons, (c) current assets arising from the sale or lease of goods and services in the ordinary course of business by the Restricted Persons or from sales permitted under Section 7.5, (d) investments, in an aggregate amount not to exceed $4,000,000, in a Person engaged in the sole business of ownership and operation of drilling rigs, and (e) sales or leases permitted under Section 7.5.

"Permitted Liens" means:

(a)           statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)           landlords', operators', carriers', warehousemen's, repairmen's, mechanics', materialmen's, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)           minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)          deposits of cash or securities to secure the performance of bids, acquisition agreements, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e)           Liens under the Senior Security Documents;

(f)           easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(g)           Liens under joint operating agreements, pooling or unitization agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h)           (i) Liens on fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided that (A) such Liens secure Indebtedness permitted under Section 7.1, (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1;

(i)           all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Mineral Interest (in each case) that do not operate to reduce the net revenue interest for such Mineral Interest (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Mineral Interest (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; .

(j)           rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents which are described in the Disclosure Letter;

(k)          pre-judgment Liens and judgment Liens provided no Event of Default has occurred under Section 8.1;

(l)           customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(m)          Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder; and

(n)          rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; and any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit.

"Permitted Subordinated Debt" means Indebtedness in respect of subordinated notes issued by Borrower from time to time, that complies with all of the following requirements:

(a)          such Indebtedness is and shall remain unsecured at all times;

(b)           no payment of principal of such Indebtedness is due on or before the Maturity Date as in effect on the date such Indebtedness is issued (in this definition called the "Date of Issuance");

(c)           the financial covenants are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(d)           on the Date of Issuance and after giving effect to such Indebtedness Borrower is in compliance on a pro forma basis with Section 7.11 and Section 7.12 of this Agreement, calculated for the most recent Four-Quarter Period for which the financial statements described in Section 6.2(b) are available to Lender;

(e)           no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance of the subordinated notes evidencing such Indebtedness;

(f)            the payment of such Indebtedness is subordinated to payment of the Obligations pursuant to a written agreement (whether contained in the applicable indenture or a separate subordination agreement) in form and substance acceptable to Administrative Agent, in its sole discretion; and

(g)           Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

"Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Governmental Authority or any other legally recognizable entity.

"Projected Gas Production" means the projected production of gas (measured by BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

"Projected NGL Production" means the projected production of natural gas liquids (measured by volume unit, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

"Projected Oil Production" means the projected production of oil or gas (measured by volume unit , not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

"Property" of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) or other assets owned, leased or operated by such Person.

"Proved Reserves" means "Proved Reserves" as defined in Definitions for Oil and Gas Reserves (in this paragraph, the "Definitions") promulgated by the Society for Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  "Proved Developed Producing Reserves" are Proved Reserves, which are categorized as both "Developed" and "Producing" in the Definitions.

"Rating Agency" means either S & P or Moody's.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Required Lenders" means two or more Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%).

"Reserve Requirement" means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

"Responsible Officer" means, with respect to Borrower, the Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a limited liability company, a Manager of such Restricted Person, and if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person.

"Restricted Person" means any of Borrower and each Subsidiary of Borrower.

"SG Money Market Credit Agreement" means the Letter Agreement dated as of July 15, 2008, between Borrower and Societe Generale.

"SG Money Market Facility" means the credit facility in the amount of $30,000,000 made available to Borrower by Societe Generale pursuant to the SG Money Market Credit Agreement.

"SG Money Market Facility Obligations" means the Indebtedness arising under the SG Money Market Facility in an aggregate principal amount not to exceed $30,000,000, plus all interest accrued thereon all and fees, expenses and other Liabilities payable with respect thereto.

"S & P" means Standard & Poor's Ratings Services (a division of The McGraw-Hill Companies), or its successor.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Staff Engineers" means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

"Stock Repurchase" means any payment made by a Restricted Person to purchase, redeem, acquire or retire any Equity Interest in such Restricted Person or any other Restricted Person (including any option or warrant to purchase such an Equity Interest).

"Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries" of such Person.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

"Total Funded Debt" means all Liabilities of the Restricted Persons of the types described in clauses (a), (b), (c), (d), (f), (h), (j) of the definition of Indebtedness.

"Type" means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

"UCC" means the Uniform Commercial Code in effect in the State of California from time to time.

"WF Agent" means Wells Fargo Bank, National Association in its capacity as the administrative agent under the WF Facility.

"WF Collateral" means the "Collateral" as defined in the WF Credit Agreement.

"WF Credit Agreement" means the Amended and Restated Credit Agreement dated as of July 15, 2008, between Borrower, the WF Lenders, and Wells Fargo Bank, National Association, as administrative agent and swing line lender

"WF Facility" means the senior secured credit facility in the amount of $1,500,000,000 made available to Borrower pursuant to the WF Credit Agreement.

"WF Facility Obligations" means the Indebtedness arising under the WF Facility in an aggregate principal amount not to exceed $1,500,000,000, plus all interest accrued thereon and all fees, expenses and other Liabilities payable with respect thereto.

"WF Lender Hedging Obligations" means the "Lender Hedging Obligations" as defined in the WF Credit Agreement.

"WF Lenders" means the lenders party to the WF Credit Agreement from time to time.

"WF Security Documents" means the "Security Documents" as defined in the WF Credit Agreement.

Section 1.2.       Exhibits and Schedules; Additional Definitions.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

Section 1.3.       Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4.       References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation".  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.  References to "days" shall mean calendar days, unless the term "Business Day" is used.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.5.       Calculations and Determinations.  All calculations under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.6.       Joint Preparation; Construction of Indemnities and Releases.  This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - - The Loans

Section 2.1.       Commitments to Lend; Notes.  Subject to the terms and conditions hereof, each Lender agrees to make Loans to Borrower upon Borrower's request from time to time during the Commitment Period, provided that (a) subject to Section 3.3, Section 3.4, and Section 3.6, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, and (b) after giving effect to such Loans the Facility Usage then outstanding does not exceed the Aggregate Commitment.  The aggregate amount of all Loans in any Borrowing of Base Rate Loans must be greater than or equal to $500,000 or a higher integral multiple of $100,000 or must equal the remaining Availability, and the aggregate amount of all Loans in any Borrowing of Eurodollar Loans must be greater than or equal to $3,000,000 or any higher integral multiple of $1,000,000 or must equal the remaining Availability.  Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions.  The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein and therein.  Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Maturity Date.  Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

Section 2.2.       Requests for New Loans.  Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders.  Each such notice constitutes a "Borrowing Notice" hereunder and must:

(a)           specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b)           be received by Administrative Agent not later than 1:00 a.m., New York, New York time on, (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the "Borrowing Notice" attached hereto as Exhibit B, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent's office in New York, New York the amount of such Lender's new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower.  Unless Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to Administrative Agent such Lender's new Loan, Administrative Agent may in its discretion assume that such Lender has made such Loan available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower.  In such event, if a Lender has not in fact made its share of the applicable Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3.       Continuations and Conversions of Existing Loans.  Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.  Each such notice constitutes a "Continuation/Conversion Notice" hereunder and must:

(a)           specify the existing Loans which are to be Continued or Converted;

(b)           specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)           be received by Administrative Agent not later than 1:00 a.m., New York, New York time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the "Continuation/Conversion Notice" attached hereto as Exhibit C, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower.  During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans.  If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4.       Use of Proceeds.  Borrower shall use all Loans to finance capital expenditures, provide working capital for its operations and for other general business purposes; Notwithstanding the foregoing, in no event shall the funds from any Loan be used to make any acquisition, regardless of whether such acquisition is permitted by this Agreement.  In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.  Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5.       Interest Rates and Fees.

(a)           Base Rate Loans.  So long as no Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day.  If an Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the applicable Default Rate in effect on such day.  On each Interest Payment Date Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date.

(b)           Eurodollar Loans.  So long as no Event of Default has occurred and is continuing, each Eurodollar Loan (exclusive of any past due principal or interest) shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.  If an Event of Default has occurred and is continuing, all Eurodollar Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the applicable Default Rate in effect on such day.  On each Interest Payment Date relating to such Eurodollar Loan, Borrower shall pay to the holder hereof all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

(c)           Past Due Principal and Interest.  All past due principal of and past due interest on the Loans shall bear interest on each day outstanding at the Default Rate in effect on such day, and such interest shall be due and payable daily as it accrues.

(d)           Commitment Fees.  In consideration of each Lender's commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender's Percentage Share of the Availability each day during the Commitment Period.  This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(e)           Additional Fees.  In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.

Section 2.6.       Optional Prepayments.  Borrower may from time to time and without premium or penalty prepay the Notes, in whole or in part, so long as the aggregate amount of Base Rate Loans prepaid at any time must be equal to $500,000 or a higher integral multiple of $100,000, and the aggregate amount of Eurodollar Loans prepaid at any time must be equal to $3,000,000 or any higher integral multiple of $1,000,000, provided that if Borrower prepays any Base Rate Loan, it shall give notice to Administrative Agent at least one Business Day's prior notice to the date such prepayment is made and further provided that if Borrower prepays any Eurodollar Loan, it shall give notice to Administrative Agent at least three Business Days' prior to the date such prepayment is made and pay to Lenders any amounts due under Section 3.4.

Section 2.7.       Mandatory Prepayments.

(a)           If at any time the Facility Usage is in excess of the Aggregate Commitment (such excess being herein called a "Deficiency"), Borrower shall prepay the principal of the Obligations in an aggregate amount at least equal to such Deficiency in a single installment due and payable one business day after the date on which such notice is given to Borrower.

(b)           Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid and any amounts due under Section 3.4.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8.       Decrease in Aggregate Commitment.  Borrower may at any time reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the amount of $5,000,000 or any higher integral multiple of $1,000,000, upon at least three Business Days' written notice to Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Facility Usage and may not be reinstated.

Section 2.9.       Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 2.2 are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.4(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.4(b).

ARTICLE III -  - Payments to Lenders

Section 3.1.       General Procedures.  Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds.  Each such payment must be received by Administrative Agent not later than 1:00 a.m., New York, New York time, on the date such payment becomes due and payable.  Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)           first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)           then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

(c)           then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

(d)           last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7.  All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to Administrative Agent under Section 10.4(b), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Administrative Agent, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2.       Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)       subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)      impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3.       Illegality.  If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower's right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4.       Funding Losses.  In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b).  Such indemnification shall be on an after-tax basis.

Section 3.5.       Taxes.

(a)           Payment Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent, and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)       duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)     any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 3.6.       Alternative Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a)           Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b)           Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7.       Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.2, or if any Lender gives notice to Borrower under Section 3.3 that it is unlawful for such Lender to fund or maintain Eurodollar Loans, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or if, in connection with any consent or approval of any proposed amendment, modification, waiver, or consent that requires consent of each Lender, the consent of Required Lenders shall have been obtained but any Lender has not so consented or approved (any such Lender, a "Non-Consenting Lender"), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)      (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter and (C) in the case of any assignment due to illegality, such assignee can fund and maintain Eurodollar Loans; and

(iv)      such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  In connection with any such replacement, if any such Lender does not execute and deliver to Administrative Agent a duly executed assignment specified in Section 10.5 reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such assignment to such Lender, then such Lender shall be deemed to have executed and delivered such assignment without any action on the part of such Lender.

ARTICLE IV - - Conditions Precedent to Lending

Section 4.1.       Documents to be Delivered.  No Lender has any obligation to make its first Loan under this Agreement unless Administrative Agent shall have received all of the following, at Administrative Agent's office in New York, New York, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

(a)           Loan Documents.  Administrative Agent shall have received counterparts of each Loan Document originally executed and delivered by each applicable Restricted Person and Lenders and in such numbers as Administrative Agent or its counsel may reasonably request.

(b)           Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Closing Certificate.  Administrative Agent shall have received a "Closing Certificate" of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1 and Section 4.2.

(d)           Governmental Authorizations and Consents.  Each Restricted Person shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)           Environmental Reports.  To the extent not already provided to Administrative Agent under the WF Facility, Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Borrower's material real property assets.

(f)            Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent has been named as additional insured thereunder as its interests may appear and to the extent required under Section 6.8.

(g)           Opinion of Counsel.  Administrative Agent shall have received originally executed copies of the favorable written opinion of Musick, Peeler & Garrett LLP, counsel to Restricted Persons, in the form of Exhibit E and opining as to such other matters as Administrative Agent may reasonably request at least three days prior to the Closing Date, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h)           Fees.  Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

(i)            Financial Statements.  Lenders shall have received the Initial Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer certifying the Initial Financial Statements.

(j)            Initial Engineering Report.  To the extent not already provided to Lenders under the WF Facility, Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(k)           Additional Loan Documents.  To the extent not already provided to Lenders under the WF Facility, Lenders shall have received copies of the WF Credit Agreement, the SG Money Market Credit Agreement, and each other agreement, instrument, or document executed by Borrower or any of its Subsidiaries or any of their Responsible Officers at any time in connection with the WF Credit Agreement or the SG Money Market Credit Agreement on or before the date hereof.

(l)            No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(m)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n)           Material Adverse Change.  No event or circumstance shall have occurred or be continuing since the date of the Initial Financial Statements that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(o)           Due Diligence.  Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Mineral Interests and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(p)           USA Patriot Act.  Each Lender that is subject to the Act shall have received such information requested by such Lender in order to comply with the Act.

(q)           Other Documentation.  Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1.  All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.  For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2.       Additional Conditions Precedent.  No Lender has any obligation to make any Loan (including its first) as part of any Borrowing unless the following conditions precedent have been satisfied:

(a)           Administrative Agent shall have received all appropriate evidence required by Administrative Agent and Lenders in their sole discretion necessary to determine that the WF Facility has been fully funded and is in full force and effect on the date of such Borrowing.

(b)           All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Borrowing, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all material respects on and of such earlier date.

(c)           No Default shall exist at the date of such Borrowing.

(d)           No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower's Consolidated financial condition or businesses since the date of the Initial Financial Statements.

(e)           Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Borrowing.

(f)           The making of such Loan shall not be prohibited by any Law and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such Law.

(g)           Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto.  All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

ARTICLE V - - Representations and Warranties

To confirm each Lender's understanding concerning Restricted Persons and Restricted Persons' businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:

Section 5.1.       No Default.  No event has occurred and is continuing which constitutes a Default.

Section 5.2.       Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.  Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3.       Authorization.  Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  Borrower is duly authorized to borrow funds hereunder.

Section 5.4.       No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person in any material respect, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.  Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5.       Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights.

Section 5.6.       Initial Financial Statements.  Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  The Initial Financial Statements fairly present Borrower's Consolidated financial position at the respective dates thereof and the Consolidated results of Borrower's operations and Borrower's Consolidated cash flows for the respective periods thereof.  Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in the quarterly Initial Financial Statements or in Section 5.6 of the Disclosure Letter.  All Initial Financial Statements were prepared in accordance with GAAP.

Section 5.7.       Other Obligations and Restrictions.  No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower's Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Letter or a Disclosure Report.  Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Letter or a Disclosure Report, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change.

Section 5.8.       Full Disclosure.  No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby (excluding projections, estimates and Engineering Reports) contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made; provided that, with respect to the estimates, projections and pro forma financial information contained in the materials referenced above, Borrower only represents that they are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing which could reasonably be expected to cause a Material Adverse Change.  There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9.       Litigation.  Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Letter:  (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Property of any Restricted Person before any Governmental Authority which could reasonably be expected to cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person's stockholders, partners, directors or officers or any of its material Property which could reasonably be expected to cause a Material Adverse Change, and (c) there are no cease and desist, noncompliance orders or notices from the California Division of Oil, Gas and Geothermal Resources or other Governmental Authorities which could reasonably be expected to cause a Material Adverse Change.

Section 5.10.     Labor Disputes and Acts of God.  Except as disclosed in Section 5.10 of the Disclosure Letter or a Disclosure Report, neither the business nor the Properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to cause a Material Adverse Change.

Section 5.11.     ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in Section 5.11 of the Disclosure Letter or a Disclosure Report.  Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Letter or a Disclosure Report, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA.  Except as set forth in Section 5.11 of the Disclosure Letter or a Disclosure Report:  (a) no "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than $500,000.

Section 5.12.     Environmental and Other Laws.  Except as disclosed in Section 5.12 of the Disclosure Letter or a Disclosure Report: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all material licenses, permits and bonds required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.  Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Section 5.13.     Names and Places of Business.  No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.13 of the Disclosure Letter or a Disclosure Report.  Except as otherwise indicated in Section 5.13 of the Disclosure Letter or a Disclosure Report, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of Borrower set out on the signature pages hereto.  Except as indicated in Section 5.13 of the Disclosure Letter or a Disclosure Report, no Restricted Person has any other office or place of business.

Section 5.14.     Borrower's Subsidiaries.  Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in Section 5.14 of the Disclosure Letter or a Disclosure Report.  Neither Borrower nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in Section 5.14 of the Disclosure Letter or a Disclosure Report, and associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships.  Except as otherwise revealed in a Disclosure Report, Borrower owns, directly or indirectly, the Equity Interest in each of its Subsidiaries which is indicated in Section 5.14 of the Disclosure Letter.

Section 5.15.     Government Regulation.  Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.16.     Solvency.  Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, no Restricted Person will be Insolvent.

Section 5.17.     Title to Properties; Licenses.  Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of its Mineral Interests covered by the most recently delivered Engineering Report, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens; and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Property owned or leased by such Restricted Person, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens, except in the case of clauses (a) and (b) of this section, defects in title or adverse claims which could not reasonably be expected to cause a Material Adverse Change; provided that no representation or warranty is made in this section with respect to any Mineral Interest to which no Proved Reserves are properly attributed.  Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Senior Security Document and except for properties disposed of in compliance with this Agreement or leases that have expired in accordance with their terms: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recently delivered Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in such Engineering Report.  Upon delivery of each Engineering Report furnished to the Lenders pursuant to Section 6.2(d) and (e), the statements made in the preceding sentences of this section and in Section 5.8 shall be true with respect to such Engineering Report.  Each Restricted Person possesses all licenses, permits, franchises, or otherwise has valid rights, rights to use all patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

Section 5.18.     Leases and Contracts; Performance of Obligations.  Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, the leases, contracts, servitudes and other agreements forming a part of the Mineral Interests of the Restricted Persons covered by the most recently delivered Engineering Report are in full force and effect unless (i) disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, or (ii) the failure to be in full force and effect could not reasonably be expected to cause a Material Adverse Change.  All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Mineral Interests covered by the most recently delivered Engineering Report, have been properly and timely paid or will be paid prior to delinquency unless (i) disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (ii) the failure to pay could not reasonably be expected to cause a Material Adverse Change.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party's obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Mineral Interests covered by the Engineering Report, where such failure could reasonably be expected to cause a Material Adverse Change.  No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.19.     Gas Imbalances, Prepayments.  Except as listed on the Disclosure Letter, on a net basis there are no gas imbalances, take or pay or other prepayments (excluding firm transportation contracts entered into in the ordinary course of business) which would require Borrower or any of its Subsidiaries to deliver Mineral Interests produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 1 Bcf of gas or the energy equivalent for oil in the aggregate.  Except for contracts listed in the Disclosure Letter or included in the most recently delivered Engineering Report (with respect to all of which contracts Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property's delivery capacity except as disclosed in the Disclosure Letter or the most recently delivered Engineering Report), no material agreements exist which are not cancelable on 120 days notice or less without penalty or detriment for the sale of production from Borrower's or its Subsidiaries' Mineral Interests (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Section 5.20.     Operation of Mineral Interests. Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, the Mineral Interests covered by the most recently delivered Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Mineral Interests covered by the most recently delivered Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Mineral Interest covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens except where the failure to do so could not reasonably be expect to have a Material Adverse Change.  No Mineral Interest covered by the most recently delivered Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Mineral Interests covered by the most recently delivered Engineering Report (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Mineral Interests covered by the most recently delivered Engineering Report (or, in the case of wells located on properties unitized therewith, such unitized properties) except where such matter could not reasonably be expect to have a Material Adverse Change.  Each Restricted Person has all governmental licenses, permits and bonds necessary or appropriate to own and operate its Mineral Interests covered by the most recently delivered Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits, except where the failure to do, or any such violation, so could not reasonably be expect to have a Material Adverse Change.

Section 5.21.     Regulation U.  None of Borrower or its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

ARTICLE VI - - Affirmative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

Section 6.1.       Payment and Performance.  Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.  Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2.       Books, Financial Statements and Reports.  Each Restricted Person will at all times maintain full and accurate books of account and records.  Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower's expense to the extent that such statements and reports have not been furnished to such Lender Party under the WF Facility, except as to the Compliance Certificate:

(a)           As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by Borrower and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared.  These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)           As soon as available, and in any event within forty-five (45) days after the end of the first three Fiscal Quarters in each Fiscal Year, Borrower's Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Borrower's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.  In addition, Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate signed by the Chief Financial Officer, Treasurer or Controller of Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.11 and Section 7.12 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)           As soon as available, and in any event within fifteen (15) days after the date required to be delivered to the SEC, Borrower will deliver copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar governmental authority.  Documents required to be delivered pursuant to Section 6.2(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower's website on the Internet at the website address listed in the Disclosure Letter; or (ii) on which such documents are posted on Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, including, but not limited to any filings made on EDGAR to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (x) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (y) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(d)           By March 15 of each year, Borrower will deliver an Engineering Report prepared by Independent Engineers as of January 1 of such year, concerning all oil and gas properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves.  This report shall be satisfactory to Administrative Agent, shall contain sufficient information to enable Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report.

(e)           By September 15 of each year, commencing September 15, 2008, Borrower will deliver an engineering report prepared by Staff Engineers consistent in form and scope of the Engineering Reports described in (d) above, as of July 1 of such year.

(f)           Together with each Engineering Report required under Section 2.9(d) and each Engineering Report required under Section 2.9(e), Borrower will furnish lease operating statements for twelve consecutive calendar months then ended, which include lease operating statements for such period and for each month during such period, for properties covered by such Engineering Report.

(g)           Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(h)           As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, Borrower will deliver a report describing by lease or unit the gross volume of production and sales attributable to production during such quarter from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

(i)            When Borrower or a Consolidated subsidiary of Borrower acquires assets during a Four-Quarter Period and such assets are included in the calculation of Adjusted EBITDAX for such Four-Quarter Period, Borrower shall deliver to Administrative Agent and Lenders, together with the financial statements described in Section 6.2(b), pro forma financial statements of Borrower for such period prepared on a Consolidated basis as if such assets had been acquired by Borrower or such subsidiary on the first day of such Four-Quarter Period.

(j)            Concurrently with the reports referred to in Section 6.2(d), Borrower will deliver a report describing material gas imbalances and curtailments of production affecting any Properties of any Restricted Person.

Section 6.3.       Other Information and Inspections.  Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents or any matter in connection with Restricted Persons' businesses, properties, prospects, financial condition and operations.  Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, Administrative Agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4.       Notice of Material Events and Change of Address.  Borrower will promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)           occurrence of any Material Adverse Change,

(b)           the occurrence of any Default,

(c)           the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change,

(d)           the occurrence of any Termination Event,

(e)           any claim of $10,000,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person's properties, and

(f)           the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  Borrower will also notify Administrative Agent and Administrative Agent's counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

Section 6.5.       Maintenance of Properties.  Each Restricted Person will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws in all material respects, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6.       Maintenance of Existence and Qualifications.  Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Change.  The foregoing shall not restrict (i) any merger or consolidation permitted by Section 7.4 or (ii) the liquidation or dissolution of any Subsidiary if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders.

Section 6.7.       Payment of Trade Liabilities, Taxes, etc.  Each Restricted Person will (a) timely file all required tax returns; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business within a period of time after the invoice date that is customary in the oil and gas industry; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.  Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor or (ii) the nonpayment or nondischarge could not reasonably be expected to cause a Material Adverse Change.

Section 6.8.       Insurance.

(a)           Each Restricted Person shall at all times maintain (at its own expense) insurance for its property in accordance with the Insurance Schedule in at least such amounts, with at least such limitations on deductibles, and against such risks, in such form and with such financially sound and reputable insurers as shall be reasonably satisfactory to Administrative Agent from time to time. Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers.

(b)           All insurance policies shall be modified or endorsed as necessary to (A) name Administrative Agent as additional insured on policies insuring against liability for injury to persons or property and (B) prevent any expiration, or cancellation of the coverage provided by such policies without at least thirty (30) days prior written notice to Administrative Agent by the insurer.  Each Restricted Person shall, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Reimbursement under any liability insurance maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance.

Section 6.9.       Performance on Borrower's Behalf.  If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same.  Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10.     Interest.  Borrower hereby promises to each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which Borrower has in this Agreement promised to pay to such Lender Party and which are not paid when due.  Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11.     Compliance with Agreements and Law.  Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except when failure to do so could not reasonably be expected to cause a Material Adverse Change.  Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business.

Section 6.12.     Environmental Matters; Environmental Reviews.

(a)           Except in each case where failure to do so could not reasonably be expected to cause a Material Adverse Change, each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.  Except in each case where failure to do so could not reasonably be expected to cause a Material Adverse Change, no Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.  Upon Administrative Agent's reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons' material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm reasonably acceptable to Administrative Agent.  Administrative Agent and Lenders will use their best efforts to protect any attorney client privilege that exists with respect to reports or audits prepared by such engineers or consultants.

(b)           Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, in each case which involves a claim or liability in excess of $10,000,000.

Section 6.13.     Evidence of Compliance.  Each Restricted Person will furnish to each Lender at such Restricted Person's or Borrower's expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14.     Bank Accounts; Offset.  To secure the repayment of the Obligations Borrower hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit.  At any time and from time to time after the occurrence of any Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to.  The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.15.     Guaranties of Borrower's Subsidiaries.  Each Domestic Subsidiary of Borrower that is a Material Subsidiary now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance.  Each such Domestic Subsidiary of Borrower that is a Material Subsidiary existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder.  Borrower will cause each such Domestic Subsidiary to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Domestic Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16.     Mineral Interests.  Each Restricted Person will carry out its sales of production, will operate the Mineral Interests, and will otherwise deal with the Mineral Interests and the production therefrom, in such a way that the representations and warranties in Section 5.18 through 5.20 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

ARTICLE VII -  Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

Section 7.1.       Indebtedness.  No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)           the Obligations;

(b)           Liabilities for taxes and governmental assessments in the ordinary course of business that are not yet due;

(c)           Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(d)           Liability for that certain royalty associated with production from Borrower's Formax properties;

(e)           Permitted Subordinated Debt;

(f)            WF Facility Obligations;

(g)           SG Money Market Facility Obligations;

(h)           intercompany Indebtedness arising from loans made by (i) Borrower to its wholly-owned Subsidiaries that are Guarantors, or (ii) any Subsidiary of Borrower to Borrower; provided, however that upon the request of Administrative Agent at any time, any such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, and the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations; and

(i)            miscellaneous items of Indebtedness not described in subsections (a) through (h) the outstanding amount of which does not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed at any one time an amount equal to five percent (5%) of the Net Worth of Borrower at such time.

Section 7.2.       Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3.       Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)           Oil.  Contracts entered into with the purpose and effect of fixing prices on oil expected to be produced, sold or transported by Restricted Persons from its oil and gas properties, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except (x) contracts that are directly hedged to offset a longer term fixed rate contract and (y) contracts covering oil and gas properties in the Midway-Sunset Field which have a term not to exceed 84 months; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 90% of Restricted Persons' aggregate Projected Oil Production anticipated to be sold in the ordinary course of Restricted Persons' businesses for such month, and the aggregate monthly production covered by all such contracts having a term of more than 60 months but not more than 84 months shall not in the aggregate exceed 60% of the Restricted Persons' aggregate Projected Oil Production from the Midway-Sunset Field anticipated to be sold in the ordinary course of such Persons' business for such month, (iii) except for letters of credit and the WF Collateral under the WF Security Documents with respect to WF Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a WF Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody's or A+ by S & P, or better, respectively, by either Rating Agency.

(b)           Gas.  Contracts entered into with the purpose and effect of fixing prices on gas expected to be produced, sold or transported by Restricted Persons from its oil and gas properties or gas expected to be purchased by Restricted Persons for use in oil production by such Restricted Persons, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except contracts that are directly hedged to offset a longer term fixed rate contract; (ii) the aggregate monthly production or purchase volume, respectively, covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not exceed 90% of Restricted Persons' aggregate Projected Gas Production anticipated to be sold in the case of contracts on gas sales volumes, or 90% of Restricted Persons' aggregate volume of projected gas purchases anticipated in the ordinary course of Restricted Persons' businesses for such month, (iii) except for letters of credit and the WF Collateral under the WF Security Documents with respect to WF Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a WF Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody's or A+ by S & P, or better, respectively, by either Rating Agency.

(c)           NGL.  Contracts entered into with the purpose and effect of fixing prices on natural gas liquids expected to be produced, sold or transported by Restricted Persons from its oil and gas properties, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except contracts that are directly hedged to offset a longer term fixed rate contract; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 90% of Restricted Persons' aggregate Projected NGL Production anticipated to be sold in the ordinary course of Restricted Persons' businesses for such month, (iii) except for letters of credit and the WF Collateral under the WF Security Documents with respect to WF Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a WF Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody's or A+ by S & P, or better, respectively, by either Rating Agency.

(d)           Interest Rates.  Contracts entered into by a Restricted Person with the purpose and effect of fixing or capping interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds eighty percent (80%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest hedging contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (iii) except for letters of credit and the WF Collateral under the WF Security Documents with respect to WF Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a WF Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody's or A+ by S & P, or better.

(e)           Electricity.  Contracts entered into with the purpose and effect of fixing prices on electricity expected to be produced or sold by Restricted Persons, provided that at all times:  (i) no such contract fixes a price for a term of more than sixty (60) months, (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed ninety percent (90%) of Restricted Persons' aggregate Projected Electricity Production anticipated to be sold in the ordinary course of Restricted Persons' businesses for such month, (iii) except for letters of credit and WF Collateral under the WF Security Documents with respect to WF Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a WF Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody's or A+ by S&P, or better, respectively, by either Rating Agency.  As used in this subsection, the term "Projected Electricity Production" means the projected production of electricity (measured by volume unit or megawatt per hour equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from generating facilities owned by any Restricted Person which are located in the United States and  projected by Restricted Persons.

(f)            Put Options; Cap Transactions.  Notwithstanding the foregoing provisions of this Section 7.3, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil, gas, natural gas liquids or electricity produced by, call options or cap transactions with respect to gas expected to be purchased by, or cap transactions with respect to principal balances of indebtedness of, the Restricted Person; provided, however, that any such put or call options or cap or floor transactions shall be solely for hedging, and not for speculative purposes, and the Restricted Person shall have no obligations thereunder other than payment of the applicable premium for any such put or call options or cap or floor transactions.

Section 7.4.       Limitation on Mergers, Issuances of Securities.  No Restricted Person will merge or consolidate with or into any other Person; provided that so long as no Default has occurred and is continuing or will occur as a result thereof (a) Borrower may merge or consolidate with another Person so long as Borrower is the surviving business entity, (b) any wholly-owned Subsidiary of Borrower may be merged into or consolidated with another Person so long as Borrower or a wholly-owned Subsidiary of Borrower is the surviving business entity, and (c) any Subsidiary of Borrower may merge or consolidate with another Person so long as Borrower or a Subsidiary of Borrower is the surviving business entity.  Borrower will not issue any securities other than shares of its common stock and any options or warrants giving the holders thereof only the right to acquire such shares.  No Subsidiary of Borrower will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof.

Section 7.5.       Limitation on Sales of Property.  No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein or portions thereof, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the WF Security Documents:

(a)           equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b)           inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c)           capital stock of any of Borrower's Subsidiaries which is transferred to Borrower or a wholly owned Subsidiary of Borrower;

(d)           interests in oil and gas properties or portions thereof, to which no Proved Reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed;

(e)           leases of drilling rigs in the ordinary course of business and sales of drilling rigs that are under options for sale on the Closing Date which are described in Schedule 3;

(f)           exchanges of (i) Restricted Persons' oil and gas leasehold interests in non-producing zones to which no Proved Reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed, whether or not such interests are subject to Liens created under the WF Security Documents in favor of WF Agent, for (ii) other oil and gas leasehold interests in producing or non-producing zones owned by other Persons;

(g)           exchanges and transfers of Mineral Interests located in the DJ Basin in Colorado owned by Restricted Persons (in this Section called the "Berry DJ Properties") for Mineral Interests located therein by Rosewood Resources (in this Section called "Rosewood DJ Properties"); provided that the aggregate amount of Rosewood DJ Properties received in exchange for Berry DJ Properties shall have a value equivalent to the Berry DJ Properties so exchanged;

(h)           transfers among Borrower and Guarantors;

(i)           sales and dispositions of other property for a purchase price paid in cash or Mineral Interests in an amount at least equal to the fair market value thereof.

Section 7.6.       Limitation on Dividends, Stock Repurchases and Subordinated Debt.

(a)           No Restricted Person will declare or make any Dividends or Stock Repurchases other than (i) Dividends payable to Borrower or Subsidiaries of Borrower, (ii) Stock Repurchases by Borrower; provided that the aggregate amount paid by Borrower in connection therewith does not exceed $35,000,000 during any Four-Quarter Period, (iii) so long as no Default has occurred and is continuing or will occur as a result thereof, Dividends payable to Borrower's shareholders, to the extent that the aggregate value of all such Dividends made during any Four-Quarter Period does not exceed the greater of $20,000,000 or seventy-five percent (75%) of Net Income for such Four-Quarter Period, and (iv) Dividends and Stock Repurchases made with the net cash proceeds received from a substantially concurrent issue of new shares of its common stock or other common Equity Interests.

(b)           No Restricted Person shall make any payment of principal, interest or fees on Permitted Subordinated Debt, except to the extent expressly permitted by the applicable subordination agreement with Administrative Agent.

Section 7.7.       Limitation on Acquisitions, Investments; and New Businesses.  Except as expressly permitted by this section, no Restricted Person will make any acquisitions of, or capital contributions to, or other Investments in any Person or property; provided that the Restricted Persons (i) may make Permitted Investments and Core Acquisitions and Investments without limitation, and (ii) may make Non-Core Acquisitions and Investments so long as the aggregate amount expended on Non-Core Acquisitions and Investments during the period from the date hereof until the Maturity Date never exceeds 10% of Borrower's Net Worth at any time during such period.  No Restricted Person will engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations and transactions permitted by Section 7.8.

Section 7.8.       Limitation on Credit Extensions.  Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 7.9.       Transactions with Affiliates.  Neither Borrower nor any of its Subsidiaries nor any Guarantor will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries.

Section 7.10.     Prohibited Contracts.

(a)           Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (i) the ability of any Subsidiary of Borrower to (1) pay dividends or make other distributions to Borrower, (2) to redeem equity interests held in it by Borrower, (3) to repay loans and other indebtedness owing by it to Borrower, or (4) to transfer any of its assets to Borrower or (ii) on the ability of any Restricted Person to grant Administrative Agent and Lenders liens on its Property, except:

(A)          any customary encumbrance or restriction with respect to a Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such Subsidiary pending the closing of such sale or disposition; and

(B)           with respect to the above clauses (i)(4) and clause (iv) only,

(i)           any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in agreements, leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the agreement, lease or license or the property leased, or licensed thereunder;

(ii)          customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(iii)         restrictions in the instruments creating a Permitted Lien described in clause (d) or (h) of the definition of Permitted Lien, limiting Liens on the property subject to such Permitted Lien;

(iv)         restrictions on Equity Interests constituting minority Investments permitted by Section 7.7;

(v)          existing restrictions with respect to a Person acquired by Borrower or any of its Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any Person, or the properties or assets of any Person other than the Person, or the property or assets of the Person, so acquired; and

(vi)         customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

(b)           Except as permitted by Section 5.19, no Restricted Person will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or services regardless of whether they are delivered or furnished to it, excluding firm transportation contracts entered into in the ordinary course of business. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents.  No ERISA Affiliate will incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

Section 7.11.     Current Ratio.  Beginning with the Fiscal Quarter ending September 30, 2008, the ratio of Borrower's Current Assets to Borrower's Current Liabilities will never be less than 1.0 to 1.0.

Section 7.12.     EBITDAX to Total Funded Debt Ratio.  Beginning with the Fiscal Quarter ending September 30, 2008, the ratio of (a) Total Funded Debt to (b) Adjusted EBITDAX for the Four-Quarter Period then ended, will not be greater than 3.5 to 1.0 at the end of any Fiscal Quarter.

ARTICLE VIII - - Events of Default and Remedies

Section 8.1.       Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)           Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)           Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c)           Any "default" or "event of default" occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d)           Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e)           Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(f)            Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(g)           Any Restricted Person (i) fails to pay any portion, when such portion is due, (A) of any of its Indebtedness owing under the WF Facility or under the SG Money Market Facility, or (B) any of its other Indebtedness in excess of $25,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which the WF Facility, the SG Money Market Facility or any such other Indebtedness in excess of $25,000,000 is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(h)           Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

(i)            Any Change of Control occurs; and

(j)            Any Restricted Person:

(i)             suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

(ii)            commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)           suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)           suffers the entry against it of a final judgment for the payment of money in excess of $5,000,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)            suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.  Upon any such acceleration, any obligation of any Lender to make any further Loans hereunder shall be permanently terminated.  During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following:  (1) terminate any obligation of Lenders to make Loans hereunder and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2.       Remedies.  If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3.       Application of Proceeds After Acceleration.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX - - Administrative Agent

Section 9.1.       Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Societe Generale to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.

Section 9.2.       Exculpation Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3.       Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4.       Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.5.       Rights as Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6.       Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the rights of banker's lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7.       Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8.       Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.9.       Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.10.     No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Co-Lead Arrangers or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

Section 9.11.     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 2.5 and 10.4) allowed in such judicial proceeding; and

(b)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.12.     Guaranty Matters.  Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent's authority to release any Guarantor from its obligations under any guaranty pursuant to this Section 9.12.

ARTICLE X - - Miscellaneous

Section 10.1.     Waivers and Amendments; Acknowledgments.

(a)           Waivers and Amendments.  No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances.  This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent, by Administrative Agent, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9.  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (1) waive any of the conditions specified in Section 4.1 (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.1(q)), (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or rate of interest on, such Lender's Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Majority Lenders" or "Required Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) amend the definition of "Maximum Credit Amount" to mean an amount higher than $100,000,000, (7) release Borrower from its obligation to pay such Lender's Note or any Guarantor from its guaranty of such payment, or (8) amend this Section 10.1(a).

(b)           Acknowledgments and Admissions.  Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Administrative Agent is not Borrower's Administrative Agent but Administrative Agent for Lenders, (viii) should a Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of a Default or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)           Joint Acknowledgment.  This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements between the parties.

Section 10.2.     Survival of Agreements; Cumulative Nature.  All of Restricted Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties' obligations to Borrower are terminated.  All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement.  The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3.     Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to Borrower or any other Restricted Person or Administrative Agent; to the address, facsimile number, electronic mail address or telephone number specified for such Person on the signature pages hereto;

(ii)       if to any other Lender Party, to it at its address, facsimile number, electronic mail address or telephone number as specified on the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of Borrower, any other Restricted Person and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.

Section 10.4.     Payment of Expenses; Indemnity.

(a)           Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including without limitation attorneys' fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the borrowings hereunder and other action reasonably required in the course of administration hereof, (3) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person's compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including without limitation attorneys' fees, consultants' fees and accounting fees) in connection with the preservation of any rights under the Loan Documents or the defense or enforcement of any of the Loan Documents (including this section), any attempt to cure any breach thereunder by any Restricted Person, or the defense of any Lender Party's exercise of its rights thereunder.  In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses of Administrative Agent or its sub-agents or employees in connection with the continuing administration of the Loans and the related due diligence of Administrative Agent, including reasonable travel and miscellaneous expenses and fees and expenses of Administrative Agent's outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

(b)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or any Related Party of Administrative Agent acting for Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.9.

(c)           Indemnity.  Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, broker's fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise).  Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Lender Party related to any breach of a Loan Document by a Restricted Person, any bodily injury to any Person or damage to any Person's property, or any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.  If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  As used in this section the term "Lender Party" shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, Administrative Agent, agent, advisor, trustee, attorney, employee, representative and Affiliate of or for such Person.

Section 10.5.     Successors and Assigns; Assignments.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)        except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000;

(ii)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)      any assignment of a Commitment must be approved by Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)     the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Section 10.4 and Section 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.5(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6.     Confidentiality.  Administrative Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by any Restricted Person pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, Administrative Agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any Governmental Authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party; provided that such Lending Party makes reasonable efforts to obtain from the applicable court protective orders or similar confidential procedures protecting such confidential information, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this section, to (1) any actual or proposed participant or assignee or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations.

Section 10.7.     Governing Law; Submission to Process.  Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the laws of the State of California and the laws of the United States of America, without regard to principles of conflicts of law.  Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the Northern District of California for the United States District Court and agrees and consents that service of process may be made upon it in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under California or federal law.

Section 10.8.     Limitation on Interest.  Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect.  Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

Section 10.9.     Termination; Limited Survival.  In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a written notice delivered to Administrative Agent to terminate this Agreement.  Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder, except as otherwise provided in such Loan Documents.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.5, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document.  At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.  Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.10.   Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.11.   Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement and the Loan Documents may be validly executed and delivered by facsimile or other electronic transmission.

Section 10.12.    WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  BORROWER AND EACH LENDER PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES", AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.  AS USED IN THIS SECTION, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.  NO "ADMINISTRATIVE AGENT" REFERRED TO IN 10.4 ABOVE, AND NO "LENDER PARTY" REFERRED TO IN SECTION 10.4 ABOVE, SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.13.    USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BERRY PETROLEUM COMPANY,
Borrower

By:
Steven B. Wilson
Treasurer

Address:
1999 Broadway, Suite 3700
Denver, Colorado 80202
Attention:	Shawn Canaday

Telephone:	403/999-4000
Fax:	403/999-4100
Email:	smc@bry.com

SOCIETE GENERALE, as Administrative Agent

By:
Name:
Title:

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

BNP PARIBAS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

LENDERS SCHEDULE

LENDER	PERCENTAGE SHARE	COMMITMENT AMOUNT*
Societe Generale	50%	$50,000,000
BNP Paribas	50%	$50,000,000
TOTAL	100%	$100,000,000

* Each Lender's Commitment Amount is equal to such Lender's Percentage Share of the Aggregate Commitment.

SCHEDULE 2

INSURANCE SCHEDULE

SCHEDULE 3

SUBJECT DRILLING RIGS

RIG 1

MAST: Lee C. Moore 127eH x 13e6eW Cantilever Mast 236,000#  Hook Load Capacity
SUBSTRUCTURE: Gee Bee Welding 12e 6eH x 38eL Box Type Sub 250,000#  Setback
DRAWWORKS:  Superior 400 HP Drawworks, Lebus 1 1/8e Line, TSM 22S Water Brake, Crown-O-Matic Hydraulic Catheads.
ENGINE: (New) Detroit Series 60 450 HP Diesel Engine.
MUD PUMPS: (2) Gardner Denver PZ8 Triplex Pumps p/b (New) Detroit Series 2000 Engines
GENERATORS: (2) Caterpillar SR-4 210 KW p/b (1) Caterpillar 3306 and (1) Caterpillar  3406 Diesel Engines
BLOCK / HOOK: Sowa Model 0636-4 150-Ton w/ (4) 36e Sheaves
ROTARY TABLE: National C-175, 17 1/2"
SWIVEL: Ideco TL200
BOP RAMS: (New) Townsend 11" Double 3,000 PSI
BOP ANNULAR: (New) Townsend 11e 3,000 Type 90 Annular
CHOKE MANIFOLD: (New) 3,000#
CLOSING UNIT: Mayco Electric 5-Station
MUD PIT: (New) 6e 6eH x 11'W x 45eL  570 BBL (5) Compartments, Swaco Linear Motion Shaker (2) Mission Magnum Mixing Pumps, 7.5 HP Mud Agitator, Degasser, Mud Hopper Mud Guns, Walkways and Rails.
FUEL TANK: 5,000 Gallons
WATER TANK: 400 BBL
DOGHOUSE: 9'W x 16'L
DRILL PIPE: 8,000 FT (New) 4.5" E 16.60#
DRILL COLLARS: (26) (New)  6 1/2" (12) (New)  8"
SPINNERS:    (New) Graychain Hyd Drill Pipe Spinner, Foster Kelly Spinner

RIG 5

DRAWWORKS: One (1) Cooper LTO-550 Single Drum
CARRIER: Cooper LTO-550 Self Propelled
ENGINE: One (1) Detroit Series 60
MAST:  One (1) Premco 112e, 300,000# Static Hook Load Mast w/(6) Sheave Crown and Racking Board,
SUBSTRUCTURE:  One (1) 10eH Box Type Substucture w/ Mud Boat Ramp 5eH x 30eL V-Door, Stairs & Safety Rails
MUD PUMPS: Two (2) Gardner-Denver PZ-8 Triplex
ENGINES: Two (2) (New) Detroit Series 60
GENERATORS: One (2) Detroit Series 60 Diesel Engines w/Marathon 350KW
BLOCK / HOOK: One (1) McKissick 150-Ton
ROTARY TABLE: One (1) Cooper 27-1/2e Rotary Table w/Master Bushing,
SWIVEL: One (1) Gardner-Denver SW-200 200-Ton
BOP RAMS: One (1) Townsend 11e 3000 PSI Double
BOP ANNULAR: One (1) Townsend 11e 3,000 PSI
CHOKE MANIFOLD: 3,000 PSI
MUD PITS: (New) 800 BBL
SHALE SHAKER: (New) Derrick Linear Motion Shaker
DESANDER: One (1) Mud Cleaner c/w 8 each Desilter Cones
FUEL TANK:  One (1) 6000 gallon
WATER TANK: One (1) 280 bbl
DOGHOUSE: One (1) Dog House 8' x 8' x 16'
DRILL PIPE:  6000 FT 4e E 14.40#
DRILL COLLARS:  (16) 6 1/2"
MISCELLANEOUS: Pipe Spinner, Kelly Spinner, and Miscellaneous Handling Tools

RIG 9
DRAWWORKS: Gardner Denver 1000 HP Electric Drawworks w/ (2) 600 HP Electric Motors.
MAST: Partec 136e Boot Strap, Rated 480,000# Static Hook Load Capacity.
SUBSTRUCTURE: Partec 21e Box Substructure w/ 4e Skid Structure, 80e Long.
GENERATORS: (3) (New) Detroit Series 2000 Diesel Engines w/600 Volt Generators for SCR.
SCR: (1) (New) Omron 3x3
TOP DRIVE: (New) Tesco 250T A/C Drive
MUD PUMPS: (2) (New) 1300 HP China F1300 Triplex, Belt Driven w/ (2) GE 752 Hi torque motors.
ROTARY TABLE: Rebuilt National 23e
SWIVEL: Rebuilt Gardner Denver 300 Ton
BLOCK/HOOK: Rebuilt Gardner Denver 300 Ton unitized
BOP RAMS: (New) China 11e 5000# Double Ram BOP
BOP ANNULAR: (New) China 11e 5000# Annular
CHOKE MANIFOLD: 5000# Choke Manifold
CLOSING UNIT: (New) 5 Station 110 Gallon Closing Unit
MUD SYSTEM: (New) 800 BBL Mud System w/ 6 x 8 centrifugal mixing pumps, low pressure mixing guns, shaker, agitators.
SHALE SHAKER: (2) (New) Derrick Linear Motion Shale Shaker
FUEL TANK: (New) 12,000 gallon
WATER TANK: (New) 500 BBL
DOGHOUSE: (New) 10' x 8' x 30'
DRILL PIPE: 13,000e (New) 4.5e G105 16.60#
DRILL COLLARS: (21) New 6.5"
MISCELLANEOUS: Toolpusheres quarters, Catwalk, Six (6) Pipe Racks, Pipe Spinner, Kelly Spinner, and Miscellaneous Handling Tools.

SCHEDULE 4

ADDRESSES OF LENDERS FOR NOTICES

SOCIeTE GENERALE
1111 Bagby, Suite 2020
Houston, Texas 77002
Attention:	Cameron Null
Tel:	713.759.6347
Fax:	713.650.0824
Email:	cameron.null@sgcib.com

BNP PARIBAS
1200 Smith Street
Suite 3100
Houston, Texas 77002
Attention:	Robert Long
Tel:	713.982.1165
Fax:	713.659.6915
Email:	robert.j.long@americas.bnpparibas.com

EXHIBIT A

PROMISSORY NOTE

[_______________], 2008

FOR VALUE RECEIVED, the undersigned, Berry Petroleum Company, a Delaware corporation (herein called "Borrower"), hereby promises to pay to the order of [________________________________________________] (herein called "Lender"), the principal sum equal to the amount of such Lender's Commitment, or, if greater or less, the aggregate unpaid principal amount of the Loans made under this Note by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, [_______________________], or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement of even date herewith among Borrower, Societe Generale, as administrative agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the "Credit Agreement"), and is a "Note" as defined therein and (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events.  Payments of principal and interest on this Note shall be made and applied as provided herein and in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of California (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of _______________, 2008 (as from time to time amended, the "Credit Agreement"), by and among Berry Petroleum Company ("Borrower"), Societe Generale, as administrative agent (in such capacity, the "Administrative Agent"), and certain financial institutions ("Lenders").  Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.  Pursuant to the terms of the Credit Agreement Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.2(a) of the Credit Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Loans in Borrowing:

Date on which Loans are to be advanced:

Length of Interest Period for Eurodollar Loans (1, 2, 3 or 6 months):	months

If combined with existing Loans
see attached Continuation/Conversion Notice.

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)           The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)           The representations and warranties of Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties have been made as of the date hereof, except to the extent that such representations or warranties were made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which case such representations and warranties shall have been true and correct in all material respects on and of such date.

(c)           There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Credit Agreement; nor will any such Default exist upon Borrower's receipt and application of the Loans requested hereby.  Borrower will use the Loans hereby requested in compliance with Section 2.4 of the Credit Agreement.

(d)           Except to the extent waived in writing as provided in Section 10.1(a) of the Credit Agreement, Borrower has performed and complied with all agreements and conditions in the Credit Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Credit Agreement remains satisfied.

(e)           The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Aggregate Commitment on the date requested for the making of such Loans.

(f)            The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Credit Agreement.  The Credit Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated as of _________________, 2008 (as from time to time amended, the "Credit Agreement"), by and among Berry Petroleum Company ("Borrower"), Societe Generale, as administrative agent (in such capacity, the "Administrative Agent"), and the lenders referred to therein ("Lenders").  Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Credit Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$____________ of Eurodollar Loans with Interest Period ending _____________

$____________ of Base Rate Loans

If being combined with new Loans, $____________ of new Loans to be advanced on ____________

Aggregate amount of Borrowing:	$

Type of Loans in new Borrowing:

Date of Continuation or Conversion:

Length of Interest Period for Eurodollar Loans (1, 2, 3 or 6 months):	months

To meet the conditions set out in the Credit Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)           The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer's signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)           There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Credit Agreement.

(c)           The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Credit Agreement.  The Credit Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF this instrument is executed as of __________________.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT D

CERTIFICATE ACCOMPANYING
FINANCIAL STATEMENTS

Reference is made to that certain Credit Agreement dated as of __________________, 2008 (as from time to time amended, the "Credit Agreement"), by and among Berry Petroleum Company ("Borrower"), Societe Generale, as administrative agent (in such capacity, the "Administrative Agent"), and certain financial institutions ("Lenders"), which Credit Agreement is in full force and effect on the date hereof.  Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Credit Agreement.  Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower's *[audited/unaudited] financial statements (the "Financial Statements") as at ____________ (the "Reporting Date").  Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(b)           the officer of Borrower signing this instrument is the duly elected, qualified and acting ____________ of Borrower and as such is Borrower's Chief Financial Officer;

(a)           the Financial Statements are accurate and complete and satisfy the requirements of the Credit Agreement;

(b)           attached hereto is a schedule of calculations showing Borrower's compliance as of the Reporting Date with the requirements of Sections 7.11 and 7.12 of the Credit Agreement *[and Borrower's non-compliance as of such date with the requirements of Section(s) ____________ of the Credit Agreement];

(c)           on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Credit Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s) ____________ of the Credit Agreement, which *[is/are] more fully described on a schedule attached hereto].

(d)           *[Unless otherwise disclosed on a schedule attached hereto,] The representations and warranties of Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties have been made as of the date hereof, except to the extent that such representations or warranties were made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which case such representations and warranties shall have been true and correct in all material respects on and of such date.

The officer of Borrower signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT E

OPINION OF COUNSEL FOR RESTRICTED PERSONS

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as from time to time amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions attached hereto as Annex 1 and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit or guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: _______________________

2.	Assignee: _______________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: Berry Petroleum Company

4.	Administrative Agent: Societe Generale, as administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of ______________, 2008, by and among Borrower, Administrative Agent, and certain financial institutions ("Lenders")

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

$	$	%
$	$	%
$	$	%

[7.           Trade Date:     __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

SOCIETE GENERALE,
as Administrative Agent

By:
Name:
Title:

[Consented to:]

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT
AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.